Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 24, 2004, accompanying the consolidated financial statements of Kitty Hawk, Inc. and Subsidiaries appearing in the 2003 Annual Report of Kitty Hawk, Inc. on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas
November 17, 2004